                                                                    EXHIBIT 10.7
                          DORKEN SUBLICENSE AGREEMENT

     SUBLICENSE AGREEMENT ("Agreement") dated as of December 17, 1997 (the "Effective Date"), is entered into by and between Baxter Deutschland GmbH, a German corporation having its principal place of business at Edisonstrae 3-4, 85716 Unterschleiheim, Germany ("Baxter GmbH"), and BIT Acquisition Corporation, a Delaware corporation having its principal place of business at 275 Centerville Road, Suite 210, Little Falls II, Wilmington, Delaware 19808 ("BIT").

                                    RECITALS

     A. Baxter GmbH has entered into that certain License and Development Agreement with Professor Bernard Dorken ("Dorken"), dated October 20, 1994 (the "Dorken License"), annexed as Exhibit A hereto;

     B. Baxter Healthcare Corporation ("Baxter"), Baxter GmbH's parent, and VIMRx Pharmaceuticals Inc. ("VIMRx"), have agreed to enter into a strategic alliance in the ex vivo cell therapies business and have formed BIT for that purpose pursuant to that certain Asset Purchase Agreement dated as of October 10, 1997, by and between Baxter and VIMRx (the "Asset Purchase Agreement"), and have agreed that Baxter GmbH will grant BIT the exclusive (subject to the limitations set forth herein) sublicense to the Licensed Technology and contemporaneously enter into the Manufacturing, Supply and Distribution Agreements (as those capitalized terms are hereinafter defined).

     C. Baxter GmbH is willing to grant to BIT an exclusive sublicense of all of its rights under the Dorken License subject to Baxter GmbH's retention of the Baxter GmbH Retained License Rights and otherwise subject to the terms and conditions contained in the Dorken License and those set forth herein.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Baxter GmbH and BIT hereby agree as follows:

1.  DEFINITIONS

     1.1 Terms Defined in the Dorken License. Capitalized terms not otherwise defined herein shall have the meanings given them in the Dorken License.

     1.2  As used herein, the following terms shall have the specified meanings:

     (a) "Affiliate" of a party shall mean any entity (i) which directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the party or (ii) fifty percent (50%) or more of the voting capital stock (or in the case of an entity which is not a corporation, fifty percent (50%) or more of the equity interest) of which is beneficially owned or held by a party or any of such party's Subsidiaries. The term "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity (other than a natural person), whether through the ownership of voting capital stock, by contract or otherwise.

     (b) "Baxter GmbH Retained License Rights" means (i) the non-exclusive worldwide right and license, with the right to sublicense to Baxter only, to make, have made, use, import and sell Antibody, Manipulated Antibody or Licensed Product for use with the MaxSep and/or Isolex systems for the selection of cells with one or more of the CD34, B Cell, or breast cancer antibodies for the treatment, mitigation, prophylaxis or selection of/for cancer, including the research market; and (ii) the non-exclusive worldwide right and license, without the right to sublicense, to make, have made, use, import and sell Licensed Products under the Dorken License for the treatment, mitigation, prophylaxis or selection of/for cancer requiring the selection or use of CD34+ cells, including sales into the research market. All such above listed rights shall specifically exclude rights pertaining to the genetic manipulation of such cells.

     (c) "Manufacturing, Supply and Distribution Agreements" means, individually and collectively, the Antibodies Manufacturing & Storage Agreement, the Hardware Manufacturing Agreement, the Hardware & Disposables Supply Agreement and the Marketing, Sales & Distribution Agreement, each by and between Baxter and BIT and each of even date herewith.

     (d) "Subsidiary" means, as to any party, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the party, by one or more of its subsidiaries, or by the party and one or more of its subsidiaries.

2.  THE DORKEN LICENSE

     2.1 BIT agrees that this Agreement is subject to the terms and conditions of the Dorken License, all the terms of which are hereby incorporated by reference into this Agreement. BIT understands the obligations imposed by the Dorken License and expressly agrees to be bound by same. The parties agree that this Agreement shall be interpreted in a manner so as to be consistent with the Dorken License.

     2.2 BIT agrees to pay, perform, discharge or otherwise satisfy, or cause to be paid, performed, discharged or otherwise satisfied Baxter GmbH's obligations under the Dorken License arising on or after the date hereof, including but not limited to Baxter GmbH's obligations to pay

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the Remuneration due and owing to Dorken pursuant to Article 4 of the Dorken
License with respect to any Licensed Products for which an approval is obtained by BIT or sold by BIT as well as to fulfill any other payment or reporting obligation under the Dorken License by transmitting any and all such payments and reports directly to Dorken. The foregoing notwithstanding, BIT shall have no obligation or liability under this Agreement:

          (a) arising out of or related to or constituting any act, omission, obligation or liability of Baxter GmbH under the Dorken License arising prior to the date hereof;

          (b) arising out of or related to any exercise by Baxter GmbH of the Baxter GmbH Retained License Rights;

          (c) arising out of or related to any sales of Licensed Products by Baxter GmbH in violation of the exclusivity provisions hereof;

          (d) arising out of or related to any breach or alleged breach by Baxter GmbH of the confidentiality provisions of the Dorken License (except to the extent such breach or alleged breach was caused by BIT);

          (e) arising out of or related to any breach or alleged breach by Baxter GmbH of any obligation under the Dorken License to return any material in Baxter GmbH's actual possession (and not possessed by BIT or provided to BIT by Baxter GmbH) at the time such obligation arises;

          (f) arising out of or related to the refusal of Dorken to accept any payment or performance by BIT in full compliance with the provisions of the Dorken License except for the fact that such payment or performance is tendered by BIT; provided that BIT promptly tenders such conforming payment or performance to Baxter GmbH so that it is not alleged by Dorken that Baxter GmbH is in breach of the Dorken License;

          (g) arising out of or related to any breach by Baxter GmbH of its obligations under this Agreement, the Asset Purchase Agreement, or any one or more of the Manufacturing, Supply and Distribution Agreements;

          (h) arising out of or related to any failure by Baxter GmbH to maintain the records and provide the reports required under the Dorken License, except, and to the extent that, BIT shall fail to satisfy its reciprocal obligation to provide to Baxter GmbH records and/or reports of its sales and other activities hereunder.

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

3.   LICENSE GRANT BY BAXTER GMBH TO BIT

     3.1 Subject to the terms and conditions of this Agreement, Baxter GmbH hereby grants to BIT and BIT hereby accepts, the exclusive, with the exception of the Baxter GmbH Retained License Rights, worldwide sublicense to all of Baxter GmbH's rights and remedies and the benefits of all covenants of Dorken under the Dorken License. BIT shall have the right to sublicense its rights, provided BIT fully complies with the requirements for sublicenses set forth in the Dorken License.

     3.2 The sublicense granted hereunder and Baxter GmbH's Retained License Rights are subject in all events, to the terms and provisions of that certain Confidentiality and Non-Competition Agreement between Baxter GmbH and BIT of even date herewith (the "Non-Compete Agreement").

     3.3 Notwithstanding Section 3.1 above, BIT will store the antibodies to be transferred to BIT at Baxter's and/or Baxter GmbH's facilities, and Baxter and/or Baxter GmbH will keep such stored antibodies at such facilities until otherwise notified by BIT, in accordance with the terms and provisions of the Antibodies Manufacturing and Storage Agreement of even date herewith.

4.   NOTIFICATION OF BIT PAYMENTS AND REPORTS

     BIT shall notify Baxter and Baxter GmbH of any payment, royalty payment, FDA marketing approval and First Commercial Sale in each country where such sale is made and shall provide Baxter and Baxter GmbH with copies of any payment or report transmitted to Dorken concurrent with the transmittal of same to Dorken .

5. BAXTER GMBH'S RIGHTS TO AVOID TERMINATION OF THE DORKEN LICENSE; TERMINATION; NON-MODIFICATION

     5.1 BIT shall provide Baxter and Baxter GmbH with written notice within three (3) business days of the occurrence of any of the following:

     (a)  Failure to meet its royalty payment obligations under the Dorken
          License;

     (b)  BIT's material breach of any other obligation under the Dorken
          License;

     (c) Receipt of any notification or other communication relating or otherwise referring to BIT's alleged breach of its responsibilities under the Dorken License or threatening termination of the Dorken License.

     5.2. After receipt of notice under Section 5.1 above, or, in the event that Baxter, in good faith, after consultation with BIT, reasonably believes that the Dorken License will be terminated

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

absent action by Baxter and/or Baxter GmbH, Baxter and/or Baxter GmbH may, at their option, take such actions they consider to be reasonably necessary in order to avoid such termination. To the extent Baxter or Baxter GmbH advances payments on BIT's behalf, such payment shall be considered a loan to BIT. Interest on the amount advanced shall accrue and be payable from the date advance at a rate of [Confidential Information Omitted] per month (or the highest rate allowed by law, if lower) compounded annually, until fully paid (including full payment of such interest).

     5.3. Final Notice to Cure. In the event Baxter or Baxter GmbH exercises its rights under Section 5.2 above, Baxter GmbH shall be entitled to terminate the Agreement, provided, Baxter GmbH serves BIT with thirty (30) days prior notice of its intention to terminate, and gives BIT the opportunity to cure the breach which necessitated Baxter's and/or Baxter GmbH's action under Section 5.2 above, including the payment of any fees, plus interest, due and owing to Baxter and/or Baxter GmbH, and/or a reimbursement of Baxter's and/or Baxter GmbH's costs and expenses incurred by Baxter and/or Baxter GmbH in exercising their rights under Section 5.2 above. If, due to BIT's continued default, Baxter GmbH exercises its rights under Section 5.2 above on more than two (2) occasions within the previous twelve (12) months, Baxter GmbH shall be entitled to terminate the Agreement without providing BIT with any final notice to cure.

     5.4 Early Termination. In addition to the termination provisions of the Dorken License, a non-breaching party may terminate this Agreement if any of the following events (each is herein referred to as a "Material Breach") occurs:

          (a) Baxter GmbH exercises its rights under Section 5.2 hereof on more than two (2) occasions within a twelve (12) month period and Baxter GmbH elects to terminate this Agreement as provided in
              Section 5.3 hereof;

          (b) a final, non-appealable decision is rendered by an arbitrator or a court of competent jurisdiction holding that BIT has materially breached its obligations under Section 4 of the Non-Compete Agreement after having been given at least 180 days notice of such breach by Baxter GmbH.

     5.5 Termination for BIT Bankruptcy: This Agreement and the license granted hereunder shall automatically terminate, without further action of any kind by Baxter GmbH, upon the bankruptcy, insolvency, assignment for the benefit of creditors or other act of insolvency by, of or against BIT.

     5.6  Assignment Upon Termination of Marketing, Sales & Distribution
Agreement: Except as a result of a breach or an alleged breach by BIT, upon expiration or earlier termination of the Marketing, Sales & Distribution Agreement, and the parties have not renewed or extended such agreement or entered into a new agreement which substantially embodies the obligations of such agreement, Baxter GmbH shall assign all of its rights under this Agreement and the Dorken License to BIT.

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

     5.7 BIT Termination. This Agreement and the license granted hereunder may be terminated by BIT with sixty (60) days written notice to Baxter GmbH and after payment in full by BIT of all outstanding royalties or any other payments due and owing up to the date of termination. Upon any such termination pursuant to this Section 5.7, all rights granted hereunder to BIT shall revert back to Baxter GmbH without further action of any kind by Baxter GmbH or BIT.

     5.8 Non-Modification. Except as expressly permitted herein, neither party shall take any action to amend, extend, terminate or otherwise modify the terms and conditions of, or the rights and obligations of the parties to, the Dorken License without the prior written consent of the other party. In furtherance of the foregoing, in the event Baxter GmbH shall at any time exercise any of the Baxter GmbH Retained License Rights, Baxter GmbH shall comply with all terms and conditions of, and shall pay, perform, discharge or otherwise satisfy its obligations under, the Dorken License with respect to, and to the extent of, any exercise of such rights.

6.   INDEMNIFICATION

     6.1 Indemnification by BIT. BIT shall defend, indemnify and hold Baxter GmbH and its Affiliates harmless from and against any and all claims, suits and expenses, including reasonable attorney expenses, arising out of or relating to
(i) BIT's breach of this Agreement; (ii) BIT's breach of the Dorken License; and (iii) for death, personal injury, illness or property damage arising out of the manufacture, use or sale by BIT of Licensed Products or the use of any Technology, or out of the manufacture, use, sale or other disposition of any products under the terms of this Agreement.

     6.2 Indemnification by Baxter GmbH. Baxter GmbH shall defend, indemnify and hold BIT and its Affiliates harmless from and against any and all claims, suits and expenses, including reasonable attorney expenses, arising out of or relating to (i) Baxter GmbH's breach of this Agreement; (ii) Baxter GmbH's breach of the Dorken License; and (iii) any manufacture, distribution or sale of products by Baxter GmbH under the terms of this Agreement.

7.   DISPUTE RESOLUTION

     7.1 Provisional Remedies: The procedures specified in this Section 7 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a
                                                      --------- -------
party, without prejudice to these procedures, may seek a preliminary injunction or other provisional relief if, in its sole judgment, such action is deemed necessary to avoid irreparable damage or to preserve the status quo. During such action, the parties will continue to participate in good faith in the procedures specified in this Section 7.

     7.2 Negotiations Between Executives: The parties will attempt in good faith to resolve promptly any claim or controversy arising out of or relating to the execution, interpretation or performance of this Agreement (including the validity, scope and enforceability of the provisions contained in this Section 7), by negotiations under the procedures set forth in
Section 6 of the Hardware Manufacturing Agreement concerning referral of disputes to the Corporate Committee (as defined therein).

     7.3 Arbitration: In the event that any dispute arising out of or relating to this Agreement or its breach, termination or validity has not been resolved after good faith negotiation pursuant to the procedures of Section 7.2, such dispute shall, upon written notice by either party to the other, be finally settled by arbitration administered by the Center for Public Resources in accordance with the provisions of its Commercial Arbitration Rules and the United States Federal Arbitration Act, as modified below:

          A. The arbitration shall be heard by a panel of three (3) independent and impartial arbitrators all of whom shall be selected from a list of neutral arbitrators supplied by the Center for Public Resources. From such list, each of Baxter GmbH and BIT shall select one (1) arbitrator, and the arbitrators so selected shall select a third. The panel shall designate one (1) among them to serve as chair.

          B. The arbitration proceedings shall be conducted in Los Angeles County or Orange County in the State of California.

          C. Any party may seek interim or provisional remedies under the Federal Rules of Civil Procedure and the United States Federal Arbitration Act as necessary to protect the rights or property of the party pending the decision of the arbitrators.

          D. The parties shall allow and participate in limited discovery for the production of documents and taking of depositions, which shall be conducted in accordance with the Commercial Arbitration Rules of the Center for Public Resources. All discovery shall be completed within sixty (60) days following the filing of the answer or other responsive pleading. Unresolved discovery disputes shall be brought to the attention of the chair of the arbitration panel and may be disposed of by the chair.

          E. Each party shall have up to fifty (50) hours to present evidence and argument in a hearing before the panel of arbitrators, provided that the chair of the panel of arbitrators may establish such longer times for presentations as the chair deems appropriate.

          F. The arbitration award shall be rendered by the arbitrators within fifteen (15) business days after conclusion of the hearing of

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          the matter, shall be in writing and shall specify the factual and legal basis for the award. Judgment thereon may be entered in any court having jurisdiction thereof.

          G. The arbitrators are empowered to order money damages in compensation for a party's actual damages, specific performance or other appropriate relief to cure a breach; provided, however, that the
                                                    ---------  -------
          arbitrators will have no authority to award special, punitive or exemplary damages, or other money damages that are not measured by the prevailing party's actual damages.

     7.4 Performance During Dispute: Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be commercially impossible or impractical under the circumstances.

8.   GENERAL

     8.1 Provisions Contrary to Law / Severability. In performing this Agreement, the parties hereto shall comply with all applicable laws. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any applicable law, the applicable law shall prevail. In the event any provision of this Agreement conflicts with any applicable law or is otherwise determined by an arbitrator or court having valid jurisdiction thereof to be unenforceable, the affected provision of this Agreement shall be deemed to have been modified to the extent necessary so as not to conflict with the applicable law or to be unenforceable or, if such modification is not possible, such provision shall be deemed to have been deleted here from, without affecting, impairing or invalidating the remaining provisions of this Agreement.

     8.2 Foreign Government Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental or other regulatory agency, BIT shall assume all legal obligations to do so.

     8.3 Export Control. Each party shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign nations, countries or other sovereign states.

     8.4 Notices. All notices required under this Agreement shall be in writing, and all such notices and other written communications (including product orders and invoices) shall be delivered either by hand, by a nationally recognized overnight delivery service (with delivery charges prepaid), by first class, registered or certified United States mail (postage prepaid), or by facsimile transmission (provided that, in the case of facsimile transmission, a confirmation copy of the notice shall be delivered by hand, by a nationally recognized overnight delivery service

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(with delivery charges prepaid), or by first class, registered or certified
United States mail (postage prepaid) within two (2) days of facsimile transmission), addressed to each party as follows:

If to Baxter GmbH, such notices
shall be delivered to:                   President
                                            Baxter Biotech Group

                                            with a copy to:

                                            President
                                            Baxter, GmbH

                                            General Counsel
                                            Baxter Healthcare Corporation

If to Baxter GmbH, other written
communications shall be delivered to:       President
                                            Venture Management
                                            Baxter Biotech Group

                                            with a copy to:

                                            Associate General Counsel
                                            Baxter Healthcare Corporation

If to BIT, such notices shall be delivered to:
                                            President
                                            BIT Acquisition Corp.

                                            with a copy to:

                                            Epstein Becker & Green, P.C.
                                            250 Park Avenue
                                            New York, NY 10177
                                            Attention:
                                            Lowell S. Lifschultz, Esq.

If to BIT, other written communications
shall be delivered to:                   President
                                            BIT Acquisition Corp.

                                            with a copy to:

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

                                            [Vice President]
                                            BIT Acquisition Corp.

or such other address as any such party may designate in writing and delivered to the other party hereto pursuant to this Section 8.4. All such notices or other written communications shall be deemed to have been received by the addressee if delivered: by hand or by a nationally recognized overnight delivery service (with delivery charges prepaid) at the time of delivery; by first class, registered or certified United States mail (postage prepaid), three (3) business days after delivery thereof to the United States Postal Service; or by facsimile transmission, at the time of transmission.

     8.5 Force Majeure. With respect to the parties' obligations to each other pursuant to this Agreement, neither party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control. Such causes shall include, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as is reasonably possible.

     8.6 Limitation of Liability. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT LIABILITY (INCLUDING NEGLIGENCE), OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY OR LIQUIDATED DAMAGES.

     8.7 Use of Names. Neither party shall use the name of the other in any promotional materials or advertising related to Licensed Products without the prior written consent of the other or as permitted by the Manufacturing, Supply and Distribution Agreements.

     8.8 Assignment. BIT shall not assign its rights or obligations under this Agreement to any party during the term of any of the Manufacturing, Supply and Distribution Agreements without the prior written consent of Baxter GmbH. Notwithstanding the foregoing, and subject to the terms of the Stockholders Agreement, BIT may assign its rights under this Agreement in the event of a sale, merger or other business combination of BIT with or into another business, provided that BIT obtains the advance written consent of Dorken. Baxter GmbH may assign its rights and obligations hereunder to any party without prior notice to or consent of BIT. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the parties' permitted successors and assigns.

     8.9 Waivers and Modifications. The failure of any party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the party to be bound by such waiver, modification, release or amendment.

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

     8.10 Choice of Law and Jurisdiction. Except to the extent required under the Dorken License this Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware, without application of conflict of law principles, and, subject to Section 8.9 above, each party hereby submits to the jurisdiction and venue of any state or federal court in the State of Delaware. To the extent allowed by the Dorken License and permissible by law, each of the parties hereby waives, releases and agrees not to assert, and agrees to cause its Affiliates to waive, release and not assert, any rights such party or its Affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by Delaware law.

     8.11 Independent Parties. By virtue of this Agreement, neither party constitutes the other as its agent (except as may otherwise be expressly provided herein), partner, joint venture, or legal representative and neither party has express or implied authority to bind the other in any manner whatsoever.

     8.12 Entire Agreement. This Agreement, the Asset Purchase Agreement, the Non-Compete Agreement and the Manufacturing Supply and Distribution Agreements, together with the Dorken License and the Exhibits and Schedules annexed thereto, constitute the entire agreement between the parties as to the subject matter hereof and supersede all prior oral negotiations, representations, agreements and understandings.

     8.13 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

     8.14 Rules of Construction.   In this Agreement, unless a clear contrary
intention appears:

     (a) the singular number includes the plural number and vice versa;

     (b) reference to any party includes such party's permitted successors and assigns;

     (c) reference to any gender includes the other gender;

     (d) reference to any Section, Exhibit or Schedule means such section of this Agreement, Exhibit to this Agreement or Schedule to this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

     (e) "herein," "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision of this Agreement;

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

     (f) "including" (and with the correlative meaning "include") means including without limiting the generality of any description preceding such term;

     (g) relative to the determination of any period of time, "from" means "from and including", "to" means "to but excluding" and "through" means "through and including";

     (h) reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

     (i) accounting terms used herein shall have the meanings historically attributed to them by Baxter GmbH prior to the date hereof;

     (j) the headings contained in this Agreement have been inserted for convenience of reference only, and are not to be used in construing this Agreement; and

     (k) any rule of construction or interpretation which might otherwise require this Agreement to be construed or interpreted against either party shall not apply to any construction or interpretation hereof.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.


BAXTER DEUTSCHLAND GmbH


By:  ___________________________________
Name:
Title:


BIT ACQUISITION CORPORATION


By:  __________________________________
Name:
Title:

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